Exhibit 99.1

NewLink Genetics to Present at the XVIth International Congress of Virology

Ames, IA - July 28, 2014 - NewLink Genetics Corporation (NASDAQ:NLNK), today announced that an oral presentation on efficacy of influenza vaccines modified with the alpha-Gal carbohydrate will be given at the XVIth International Congress of Virology, part of the International Union of Microbiological Societies (IUMS), July 28, 2014 in Montreal, Canada.
Details of the oral presentation at IUMS:

•	Monday, July 28, 2014 1:15 p.m. - 4:15 p.m. EDT
Title: Highly efficacious influenza vaccination using αGal carbohydrate modification
Presenter: Brian K. Martin
Session: Vaccines Workshop Session
Session Code: VIR-WK209.06
“We are excited to see the progress Dr. Martin’s team has made on the enhancement of pandemic influenza vaccines using HyperAcute technology,” commented Dr. Charles Link, Chairman and Chief Executive Officer of NewLink. “These exciting results demonstrate that the HyperAcute platform has a broad application beyond oncology which extends to improving infectious disease vaccines.”
“Our HyperAcute alpha-gal technology has previously exhibited encouraging results in multiple immuno-oncology therapeutics currently in development, such as algenpantucel-L, our phase 3 candidate for the treatment of pancreatic cancer,” commented Dr. Charles Link, Chairman and Chief Executive Officer of NewLink. “We are excited to see enhanced pre-clinical efficacy when this technology is applied to the production of vaccines for the prevention of infectious disease. We hope to advance a HyperAcute enhanced influenza vaccine into human clinical trials and leverage this experience by rapidly developing effective dose sparing vaccines to treat a variety of infectious diseases.”
About HyperAcute® Immunotherapy
NewLink’s HyperAcute immunotherapy platform creates novel biologic products that are designed to stimulate the human immune system to recognize and attack cancer cells. HyperAcute product candidates are composed of human cancer cells that are tumor specific, but not patient specific. These cells have been modified to express alpha-gal, a carbohydrate for which humans have pre-existing immunity. These alpha-gal-modified cells stimulate a rapid and powerful human immune response that trains the body’s natural defenses to seek out and destroy cancer cells. The objective of HyperAcute immunotherapies is to elicit an antitumor response by “educating” the immune system to attack a patient’s own cancer cells. HyperAcute immunotherapies do not require any tissue from individual patients and use intact whole cells rather than cell fragments or purified proteins. We believe these unique properties of HyperAcute products result in the stimulation of a robust immune response.
NewLink's lead product candidate, algenpantucel-L (HyperAcute pancreas), is being studied in a Phase 3 trial (IMPRESS: “Immunotherapy for Pancreatic Resectable cancer Survival Study”) under a Special Protocol Assessment with the U.S. Food and Drug Administration. This trial involves up to 722 patients with surgically resected pancreatic cancer. Algenpantucel-L is also being tested in a second Phase 3 study (PILLAR: "Pancreatic Immunotherapy with algenpantucel-L for Locally Advanced non-Resectable"), involving patients with locally advanced pancreatic cancer.

Exhibit 99.1

NewLink has several HyperAcute product candidates focused on other tumor types in various stages of development, including tergenpumatucel-L, which is in an adaptive design, randomized Phase 2B/3 clinical trial currently accruing up to 240 patients with non-small cell lung cancer.
About NewLink Genetics Corporation
NewLink is a biopharmaceutical company focused on discovering, developing and commercializing novel immuno-oncology products to improve treatment options for patients with cancer. NewLink's portfolio includes biologic and small molecule immunotherapy product candidates intended to treat a wide range of oncology indications. NewLink's product candidates are designed to harness multiple components of the immune system to combat cancer without significant incremental toxicity, either as a monotherapy or in combination with other treatment regimens. For more information please visit http://www.linkp.com.
NewLink’s Infectious Disease division is focused on the research, development and commercialization of vaccines to control the spread of emerging infectious diseases, improvement in the efficacy of existing vaccines and providing rapid-response prophylactic and therapeutic treatment for pathogens most likely to enter the human population through pandemics or acts of bioterrorism. These efforts are based on three core technologies, each of which can be leveraged into the infectious disease or biodefense fields. The first is our HyperAcute immunotherapy technology, which is currently focused on enhancing vaccines for influenza but can be adapted to a number of vaccines. The second technology is based on the yellow fever virus vaccine strain. The third technology is a replication-competent recombinant vesicular stomatitis virus, or rVSV, an advanced vaccine technology developed for the Marburg and Ebola viruses.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of NewLink that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "target," "potential," "will," "could," "should," "seek," or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: the prospects and efficacy of algenpantucel-L, tergenpumatucel and our other product candidates and related clinical trials; plans with regard to our infectious disease division and development of vaccines; plans to develop and commercialize our product candidates; ongoing and planned preclinical studies and clinical trials; and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink makes due to a number of important factors, including those risks discussed in "Risk Factors" and elsewhere in NewLink's Annual Report on Form 10-K for the period ended December 31, 2013, Quarterly Report on Form 10-Q for the period ended March 31, 2014, Form S-3 Registration Statement filed December 28, 2012 and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent NewLink's views as of the date of this press release. NewLink anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink's views as of any date subsequent to the date of this press release.
Investor Contact:
Gordon Link
Chief Financial Officer
515-598-2925
glink@linkp.com